UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2013

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18151 Lafayette Avenue, Elkhorn, Nebraska	68022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2013, FindEx.com, Inc., the registrant (the “Company,” “us,” “we,” “our”), entered into a binding letter of intent (the “Letter of Intent”) with Next Level Hockey, LLC, a New Jersey limited liability company (“Next Level”) and the two individuals currently holding 100% of the outstanding equity interests in Next Level.  Pursuant to the Letter of Intent, we have agreed to enter into a share exchange transaction  (the “Contemplated Share Exchange”) in which we will issue a number of shares of our common stock equal to 70% of the total outstanding shares of our common stock as of consummation of the Contemplated Share Exchange to the two individuals currently holding 100% of the outstanding equity interests in Next Level in exchange for which we will acquire from such individuals 100% of  the outstanding equity interests in Next Level.  Although subject to various contingencies, including the finalization and entering into of a set of definitive legal agreements relating to the Contemplated Share Exchange on or before June 30, 2013, as well as satisfaction following due diligence investigations of each of ourselves and Next Level, if and when consummated, the Contemplated Share Exchange would result in a change of control and fundamental restructuring of the Company, including not only our board of directors and operating officers, but also our business operations and strategic direction.

Next Level Hockey is a business engaged in the ownership and operation of facilities/centers that specialize in individual, team or other group ice hockey training for all levels of athletes, from beginner to professional.  In addition to its core individualized and team or other group hockey training programs, Next Level offers personal training and conditioning, video analysis and player performance testing, sports nutrition education, sports medicine and injury rehabilitation, and children’s sports-themed birthday party and other special-event hosting.  In addition, Next Level offers certain products as well, including specialized ice hockey skills clinics and summer and weekend ice hockey training camps.

Next Level’s first training center, which opened in March, 2012, and is located in East Brunswick, New Jersey, is a 15,000 sq. ft. indoor facility.  It features state-of-art training technology and equipment and, among other features, includes an indoor hockey training rink, shooting lanes (for puck handling and shooting skills development), a blademill (which is essentially a conditioning treadmill for ice-skaters), a gym for general strength and cardiovascular conditioning and training, as well as a pro shop.  This facility also houses a large indoor turf field, which, in addition to being used for off-ice general hockey conditioning and training drills, is used for and rented out by other, unaffiliated field sports training groups as well.  Next Level’s second training center, located in Delmont, Pennsylvania (outside Pittsburgh, PA), which is scheduled to open June 8, 2013, is an approximately 2,000 sq. ft. indoor facility located within a premier hockey rink facility containing three separate full-size ice rinks. Next Level Pittsburgh, as the second facility has come to be referred to, has many of the same features as the East Brunswick, New Jersey facility, but limited to those involving ice hockey training and development.  Both of Next Level’s existing training center/facilities are leased by the business.

Based on unaudited financial information provided to the Company to date, for the calendar year 2012, Next Level had gross revenues of $149,802, a net loss of $(41,154), and a book value at December 31, 2012 of $208,993.

In addition to the basic equity exchange terms of the Contemplated Share Exchange, the Letter of Intent includes requirements relating to the reconstitution of our board of directors.  Specifically, and subject to the terms of the definitive agreements if and when executed, our two current board members will resign, and the board will be re-constituted so as to contain three nominees of Next Level, one of the Company, and one to be mutually agreed upon by each of the Company and Next Level.  In accordance with the Letter of Intent, any definitive agreements will also contain customary representations, warranties, covenants, indemnities and other agreements associated with similar share exchange transactions.

The foregoing description of provisions contained in the Letter of Intent do not purport to be complete and are qualified in their entirety by the Letter of Intent itself, a copy of which is attached to this Current Report on Form 8-K as exhibit 10.37.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d) Exhibits

Exhibit No.	Description
10.37	Binding Letter of Intent between FindEx.com, Inc., Next Level Hockey, LLC, Dan Siejk and Joseph Zenstien dated June 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINDEX.COM, INC

Dated: June 7, 2013	By:	/s/ Steven Malone
Steven Malone
President & Chief Executive